Exhibit 23.01

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Heidrick & Struggles International, Inc.:

We consent to the incorporation by reference in the registration statements (No. 333-147476, No. 333-130143, No. 333-82424, No. 333-58118, No. 333-32544, and No. 333-73443) on Form S-8 of Heidrick & Struggles International, Inc. of our report dated February 28, 2008, with respect to the consolidated balance sheets of Heidrick & Struggles International, Inc. (the Company) and subsidiaries as of December 31, 2007 and 2006, and the related consolidated statements of operations, stockholders’ equity and comprehensive income and cash flows for each of the years in the three-year period ended December 31, 2007 and the effectiveness of internal control over financial reporting as of December 31, 2007, which report appears in the December 31, 2007 annual report on Form 10-K of Heidrick & Struggles International, Inc.

Our report dated February 28, 2008 notes that the Company adopted the provisions of Statement of Financial Accounting Standards (SFAS) No. 158, Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans—an amendment of FASB Statements No. 87, 88, 106 , and 132(R), on December 31, 2006, SFAS No. 123R, Share-Based Payment, on January 1, 2006, and Financial Accounting Standards Board Interpretation No. 48, Accounting for Uncertainty in Income Taxes—an interpretation of FASB Statement No. 109, on January 1, 2007.

/s/    KPMG LLP

Chicago, Illinois

February 28, 2008